Exhibit 10.32

GENERAL RELEASE AND SEVERANCE AGREEMENT

THIS GENERAL RELEASE AND SEVERANCE AGREEMENT (“Agreement”) by and between Jay Meilstrup (hereinafter referred to as “Meilstrup” or “Employee”) and GameTech International, Inc., a Delaware corporation (hereinafter referred to as “GameTech” or “the Company” or “Employer”), is made and entered into this 26th day of February, 2010.  The Company and Meilstrup shall hereinafter be referred to collectively as “the Parties.”

WHEREAS, Meilstrup has decided to resign from all of his positions with GameTech and its subsidiaries, and the Parties desire to finally and forever settle any and all claims which they may now have or which may arise in the future, against one another, which arise out of the past dealings between them, including, but not limited to, any claims either Party may have arising out of Meilstrup’s employment with GameTech and its subsidiaries and the Severance thereof.

NOW THEREFORE, for and in consideration of the acts, payments, covenants and mutual promises herein described and agreed to be performed, the Parties agree as follows:

1.
Resignation. Employee hereby resigns as the President and Chief Executive Officer of GameTech, effective February 23, 2010, and he resigns as a member of GameTech’s Board of Directors and any and all other positions that Employee holds with GameTech and its subsidiaries effective February 23, 2010 (the “Severance Date”).  From and after the Severance Date, Employee shall not hold himself out as an employee, officer, or director of the Company or any of its subsidiaries with respect to any matter.

2.
Company Obligations: In consideration for Employee’s execution and compliance with this Agreement, and provided that Employee has not revoked this Agreement as set forth in Section 9 herein, the Company agrees as follows:

A.	Salary, PTO, Other: Within seven days from the Severance Date, Employer agrees to:

i.	Pay Employee all salary earned through the Severance Date;

ii.	Pay Employee $26,884.31 for his accrued but unused paid time off. This is the cash equivalent of the 176.96 hours he has accrued but not used, at Employee's current annual base salary;

iii.	Proper tax withholdings in accordance with Employee's Form W-4 form shall be deducted from the above amounts, thus reducing the above-referenced gross amounts to net figures; and,

iv.
Pay Employee for any outstanding reasonable, ordinary and customary business expenses, as may be approved by GameTech. Employee agrees to immediately provide to GameTech any such expenses not previously submitted to GameTech for review and approval.

B.
Severance. GameTech shall pay Employee a gross amount equal to Employee's annual base salary at the time of termination.  Proper tax withholdings shall be deducted, thus reducing the above referenced gross amount to a net figure. Severance pay will be payable in installment payments, less all usual and customary non-elective payroll deductions on regular pay dates.  Employer shall not render such payments until seven (7) days after Employee has executed this Agreement; to allow for this Agreement to become effective and binding on both parties as provided in Section 10. However, after the expiration of the 7-day period, Employer shall make up any payments that would have been paid otherwise during the period.

C.
Health and Welfare Benefits.  Employee and his dependent’s health and welfare benefits will remain in effect until February 28, 2010. If Employee chooses to elect COBRA coverage, Employer will pay the COBRA premiums for Employee and his dependent’s health and welfare benefits from March 1, 2010 through August 31, 2011.

2.
Stock Options. GameTech and Employee acknowledge and agree that all of Employee’s Incentive Stock Options that GameTech has issued to him as an employee and as a director have vested as of the Severance Date.  Consistent with the stock option agreements between GameTech and Employee, Employee must exercise these Incentive Stock Options within 60 days after the Severance Date..

3.
Stock Grants. GameTech and Employee acknowledge and agree that none of the restricted stock grants that GameTech has issued to him as an employee and as a director have vested as of the Severance Date.  The vesting period for those restricted stock grants representing 27,500 shares of common stock shall be accelerated so that they vest immediately as of the Severance Date.

4.
Return of Equipment. On or before the Severance Date, Employee will return all Employer’s keys, credit cards, files, records, documents, plans, drawings, specifications, equipment, pictures, videotapes, and similar items concerning the business of Employer, its parent or subsidiary companies, or any related entity, whether prepared by Employee or otherwise coming into Employee’s possessions or control.  Within seven (7) days of Employee executing this Agreement, the Company shall return the personal computer and mobile phone previously provided to Employee along with all personal items currently in the Company’s possession.

5.
Release of Claims. In exchange for the mutual promises contained herein and payment and receipt of the sums referenced in Section 2, Employee, on his own behalf, and for Employee's heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge Employer, its subsidiary corporations and related entities, and their shareholders, employees and former employees, agents, directors, officers, attorneys, predecessors, successors, assigns, heirs, executors, administrators, and all other persons, firms, corporations, associations, partnerships, or entities having any legal relationship to any of them, and Employer, on its own behalf, and, to the full extent of its legal authority to do so,  for its subsidiary corporations and related entities, and their agents, directors, officers, attorneys, predecessors, successors, assigns, heirs, executors, administrators, and all other persons, firms, corporations, associations, partnerships, or entities having any legal relationship to any of them does hereby fully and forever release and discharge Employee and Employee's heirs, executors, administrators, successors, and assigns, of and from any and all claims, demands, causes of action, charges and grievances, of whatever kind or nature, whether known or unknown, suspected or unsuspected, which either now owns or holds or has at any time before the date of his termination owned or held against the other, including, but not limited to, any and all claims, charges, demands and causes of actions: (1) which are alleged in, set forth in, arise out of, of are in any way connected with any transactions, occurrences, act of omissions or claims; (2) which arise out of or are in any way connected with Employee's employment with Employer or the termination of Employee's employment with Employer; (3) which are related to or concern (i) violations of any local, state or federal law based on race, sex, age, disability, pregnancy or any other category protected by law, including, but not limited to, the federal Age Discrimination in Employment Act and the Older Worker's Benefit Protection Act; (ii) wrongful termination, breach of express and implied-in-fact contract, breach of the covenant of good faith and fair dealing, intentional and negligent infliction of emotional distress, defamation, invasion of privacy, breach of employment contract, fraud or negligent misrepresentation, intentional interference with contractual relations, and prospective economic advantage, and other torts; (4) any claim for wages, benefits, salary, commissions or bonuses; or (5) which arise out of or are in any way connected with any loss, damage or injury whatsoever resulting from any act committed or omission made on or prior to the Employee's last day of work.

The terms of this Agreement are made for the benefit of each person or entity named above. It is the intention of the parties in executing this Agreement that it shall be effective as a bar against each and every claim, demand, cause of action, charge or grievance described above (whether known or unknown, suspected or unsuspected, alleged or unalleged, actual or potential). Employee has had the opportunity to speak with counsel of his choice regarding the effect of this waiver.

This Agreement, and its performance, does not constitute and shall not be construed as an admission by either Employee or Employer, or any of the entities or individuals referred to above, of the truth of any contested matter or of any liability, any wrongful act, or any omission.

Except as stated in this Agreement, Employee confirms that there are no other sums due or owing him for wages, commissions, bonuses, accrued personal time off (PTO), severance, or otherwise.

6.
Litigation. Employee will not, unless required by law, engage in or assist in any litigation against Employer, or any of the persons or entities named in Section 5, relating to anything occurring on or before the Severance Date.

7.
Non-compete.  Employee agrees that he shall not, either directly or indirectly, work for or assist a Competitor, meaning any company, person or entity that competes directly with the Company in any way, including as an employee, officer, director, owner, or greater than 10% shareholder, for a period of twelve months after the Severance Date.  For purposes of this Agreement, the term Competitor shall mean an entity licensed in the state of Texas as a supplier of electronic bingo equipment or any entity that currently markets, supplies or sells Video Lottery Terminals in the states of Louisiana or Montana.

8.	Reinstatement. Employee will not seek reinstatement or re-employment by Employer.

9.
Right to Review.  Employee, by signing this Agreement, acknowledges that he has had a full and fair opportunity to review, consider and negotiate the terms of this Agreement as directed by the Age Discrimination in Employment Act (“ADEA”), as many as 45 days if he so chooses; that he has been advised to seek and has had the opportunity to seek the advice of an attorney in connection with his decision whether to accept the benefits that have been offered to him under this Agreement; that he has reviewed this Agreement with full and free understanding of its terms and without duress, coercion or undue influence; and, that he has the authority and capacity to execute the Agreement on his own behalf.  Employee will have an additional seven (7) days after signing this Agreement to reconsider Employee’s acceptance of this severance offer.  Employee may revoke his acceptance at any time during that 7 day period by delivering a written revocation to Employer’s General Counsel.  Thereafter, the terms and conditions of this agreement will be in force.  Employee has read the foregoing and agrees to be bound by its terms.  Employee acknowledges that Employee has had the opportunity to speak with counsel of Employee’s choice.  Employee acknowledges that the benefits provided herein constitute greater consideration than Employee would otherwise have received as wages or as any other compensation to which Employee is otherwise entitled.  No promise, inducement, or agreement not expressed in this Agreement has been made to Employee.

10.
Confidentiality; Nondisclosure.  Employee acknowledges that, by virtue of Employee’s employment at the Company, Employee has been exposed to confidential and proprietary information (“Confidential Information”).  Employee will not at any time after termination of employment, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any Confidential Information relating to the business of Employer, including, without limitation, the names of any of its customers, customer lists, the prices it obtains or has obtained, or at which it sells or has sold its products, the names of its suppliers, methods of obtaining new business, or any other Confidential Information concerning the business of Employer, its manner of operation or its plans, processes, or other data of any kind, nature, or description.  The parties hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Employer, and its good will, and that any breach of the terms of this section is a material breach of this Agreement.  Additionally, Employee acknowledges and agrees that any confidentiality or invention of assignment agreements, if any, that he signed during the course of his employment at the Company, shall survive this Agreement, and that he will continue to be bound by such agreements.

Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by Employee, (b) was available to Employee on a non-confidential basis prior to its disclosure to Employee, (c) becomes available to you on a non-confidential basis from a party other than Employer or any Employer Representative who is not otherwise bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Employer, or (d) is requested or required by any government agency, court, or licensing body by subpoena or otherwise.

11.
Non-Solicitation.  Employee agrees that, for a period of twelve (12) months from the Severance Date, Employee will not directly or indirectly, for or on behalf of any individual, partnership, corporation, or other legal entity, as principal, agent, or otherwise, solicit or induce any person employed by Employer or any of its subsidiaries or affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at-will, or hire any person who has been employed by the Company or any of its subsidiaries or affiliates.

12.
Continued Cooperation Regarding Litigation and Regulatory Matters.  Employee agrees to continue to reasonably cooperate with the Company and its counsel in the Company’s handling and defense of any current and future litigation, arbitration proceedings, and regulatory matters.  Such reasonable cooperation shall include but not be limited to the following:  reviewing documents; conferring with counsel; meeting with counsel to prepare for interviews, depositions and trial; attending interviews, depositions, hearings and trial; and providing truthful testimony at interviews, depositions, hearings and trials.  The Company shall reimburse Employee for reasonable travel, lodging and other costs that he incurs pursuant to this provision.

13.
Mutual Non-Disparagement.  The parties agree that they, including anyone acting on their behalf, will not disparage each other, their employees, officers, directors or agents, or act in any manner which may damage the business of each other or which may adversely affect the goodwill, reputation, or business relationships of each other, including but not limited to posting messages on the internet chat rooms or message boards that in any way disparage, embarrass, or harm each other or any of their employees, officers, directors, or agents.  This non-disparagement provision shall not apply to any truthful statements, or any statements that are reasonably believed by the maker to be true, that are made (a) in response to a subpoena or other legal process, (b) to a governmental or regulatory entity, or (c) in any legal, arbitral, or mediation proceeding

14.
Severability.  If any term or provision of this Agreement is held to be invalid or unenforceable, the remaining terms or provisions of this Agreement shall continue to be valid and will be performed, construed and enforced to the fullest extent permitted by law.  The invalid or unenforceable term or provision shall be deemed amended and limited in accordance with the intent of the parties, as determined from the face of the Agreement, to the extent necessary to permit the maximum enforceability or validation of the term or provision.

15.
Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matter of this Agreement.

16.
Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada, without regard to conflict of law principles.  Any dispute or controversy arising out of this Agreement shall be brought in any court of competent jurisdiction located in the County of Washoe in the State of Nevada, and Employee hereby consents to the jurisdiction of Nevada courts over him.

Employee’s signature below acknowledges Employee’s review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Agreement.

IN WITNESS HEREOF, the parties have executed this Agreement on the dates written below

Dated: February 26, 2010                                                                           __/s/ Jay Meilstrup Jay Meilstrup

Dated: February 26, 2010                                                                           By: _/s/ Marcia Martin                                           Marcia Martin Chief Financial Officer